Exhibit 24.1
FirstMerit Corporation
Limited Power of Attorney
Registration Statement on Form S-3
     KNOW ALL MEN BY THESE PRESENTS, that the individuals whose signatures appear below constitute and appoint Terrence E. Bichsel, Judith A. Steiner and J. Bret Treier, and each of them, his or her true and lawful attorneys-in-fact and agents with full and several power of substitution, for him or her and his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms all that each of said attorneys-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.
     Effective the 6th day of February, 2009, unless otherwise indicated below.

/s/ Terrence E. Bichsel	/s/ Karen S. Belden

Terrence E. Bichsel	Karen S. Belden
Executive Vice President and Chief Financial Officer	Director
(principal financial officer and principal accounting officer)

/s/ Steven H. Baer	/s/ John C. Blickle

Steven H. Baer	John C. Blickle
Director	Director

/s/ R. Cary Blair	/s/ Richard Colella

R. Cary Blair	Richard Colella
Director	Director

/s/ Robert W. Briggs	/s/ Terry L. Haines

Robert W. Briggs	Terry L. Haines
Director	Director

/s/ Gina D. France	/s/ Clifford J. Isroff

Gina D. France	Clifford J. Isroff
Director	Director

/s/ J. Michael Hochschwender	/s/ Richard N. Seaman

J. Michael Hochschwender	Richard N. Seaman
Director	Director

/s/ Philip A. Lloyd, II

Philip A. Lloyd, II
Director